Investor Relations Sameer Murukutla + 1 646 767 4864 Sameer.Murukutla@Tradeweb.com	Media Relations Daniel Noonan + 1 646 767 4677 Daniel.Noonan@Tradeweb.com

TRADEWEB REPORTS FOURTH QUARTER AND FULL YEAR 2022 FINANCIAL RESULTS QUARTERLY CASH DIVIDEND RAISED BY 12.5% to $0.09 PER SHARE

New York, February 2, 2023 – Tradeweb Markets Inc. (Nasdaq: TW), a leading, global operator of electronic marketplaces for rates, credit, equities and money markets, today reported financial results for the fourth quarter and full year ended December 31, 2022.

$293.0 million quarterly revenues increased 5.8% (9.3% on a constant currency basis) compared to prior year period
$1.1 trillion average daily volume (“ADV”) for the quarter, a decrease of 4.1% compared to prior year period; quarterly ADV records in fully electronic U.S. High Grade credit, U.S. credit Tradeweb AllTrade®, municipal bonds, retail U.S. government bonds, retail U.S. credit and retail money markets, U.S. institutional ETFs and sessions-based trading across global cash bonds. Tradeweb captured a record 14.4% share of fully electronic U.S. High Grade TRACE
$99.0 million net income for the quarter increased by 65.0% from prior year period primarily due to lower tax expense related to changes in our deferred tax assets and an increase in interest income. $116.9 million adjusted net income increased by 17.2% from prior year period
52.8% adjusted EBITDA margin or $154.7 million adjusted EBITDA for the quarter, compared to 50.6% or $140.1 million respectively in prior year period
$0.42 diluted earnings per share (“Diluted EPS”) for the quarter and $0.49 adjusted diluted earnings per share for the quarter
$0.09 per share quarterly cash dividend declared, a 12.5% per share increase from prior year; $34.0 million of shares repurchased in the fourth quarter

Billy Hult, CEO of Tradeweb:
“Tradeweb reported its 23rd consecutive year of revenue growth in 2022. The breadth of our business played an important role in these results, as we helped clients navigate interest rate volatility, geopolitical risk, a strong U.S. dollar and fear of a global recession. While this environment created some headwinds for rates trading in the fourth quarter, improved liquidity in December helped drive year-over-year ADV growth for the month in government bonds and swaps. Continued momentum in credit and equities contributed to our overall growth story, accounting for 61% and 29% of our fourth quarter revenue growth, respectively. In December, we announced an exciting partnership with BlackRock’s Aladdin to facilitate further electronification of credit trading.

I am thrilled to take the helm as CEO and to welcome Tom Pluta as Tradeweb’s new President. Our leadership team and employees are energized for the next wave of growth, and we believe we're well positioned to continue to drive growth and increase market share.”

SELECT FINANCIAL RESULTS	4Q22	4Q21	Change		Constant Currency Growth (1)		ADV (US $bn) (Unaudited)
(dollars in thousands except per share amounts)(Unaudited)							Asset Class	Product	4Q22	4Q21	YoY
GAAP Financial Measures							Rates	Cash	$318	$346	(7.9)%
Total revenue	$293,042	$276,883	5.8%		9.3%			Derivatives	311	384	(18.9)%
Rates	$145,314	$146,528	(0.8)%		3.2%			Total	629	729	(13.7)%
Credit	$83,393	$73,614	13.3%		15.8%		Credit	Cash	10	9	14.5%
Equities	$23,003	$18,361	25.3%		30.8%			Derivatives	11	10	15.8%
Money Markets	$13,299	$10,915	21.8%		24.1%			Total	22	19	15.2%
Market Data	$22,295	$21,648	3.0%		5.0%		Equities	Cash	10	9	11.9%
Other	$5,738	$5,817	(1.4)%		(1.3)%			Derivatives	8	7	3.1%
Net income	$99,002	$60,005	65.0%					Total	17	16	7.8%
Net income attributable to Tradeweb Markets Inc. (2)	$88,946	$48,890	81.9%				Money Markets	Cash	401	351	14.3%
								Total	401	351	14.3%
Diluted EPS	$0.42	$0.23	82.6%					Total	$1,069	$1,115	(4.1)%
Net income margin	33.8%	21.7%	1,211	bps
Non-GAAP Financial Measures
(1) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted Net Income, Adjusted Diluted EPS and constant currency growth are non-GAAP financial measures. See "Non-GAAP Financial Measures" below and the attached schedules for additional information and reconciliations of such non-GAAP financial measures.
(2) Represents net income less net income attributable to non-controlling interests.

Adjusted EBITDA (1)	$154,749	$140,088	10.5%		12.9%
Adjusted EBITDA margin (1)	52.8%	50.6%	221	bps	166	bps
Adjusted EBIT (1)	$141,439	$128,217	10.3%		12.8%
Adjusted EBIT margin (1)	48.3%	46.3%	196	bps	149	bps
Adjusted Net Income (1)	$116,875	$99,689	17.2%		19.7%
Adjusted Diluted EPS (1)	$0.49	$0.42	16.7%		21.4%

DISCUSSION OF RESULTS: FOURTH QUARTER 2022
Rates – Revenues of $145.3 million in the fourth quarter of 2022 decreased 0.8% compared to prior year period (increased 3.2% on a constant currency basis). While fourth quarter rates ADV was down 13.7% from prior year period, trading volumes in the month of December increased 7.0% compared to prior year period.

Credit – Revenues of $83.4 million in the fourth quarter of 2022 increased 13.3% compared to prior year period (increased 15.8% on a constant currency basis). Credit ADV was up 15.2% with record ADV and record share of TRACE in fully electronic U.S. High Grade credit, record ADV in retail U.S. credit and municipal bonds, as well as strong growth in credit derivatives. Tradeweb's share of fully electronic TRACE volume for U.S. High Grade was a record 14.4% compared with 13.4% in the prior year period (+100 bps) and for U.S. High Yield was 6.7%, compared with 7.3% in the prior year period (-60 bps).

Equities – Revenues of $23.0 million in the fourth quarter of 2022 increased 25.3% compared to prior year period (increased 30.8% on a constant currency basis). Equities ADV was up 7.8% with record ADV in U.S. institutional ETFs. Equities performance reflected increased adoption of request-for-quote (RFQ) for electronic trading in ETFs globally.

Money Markets – Revenues of $13.3 million in the fourth quarter of 2022 increased 21.8% compared to prior year period (increased 24.1% on a constant currency basis). Money Markets ADV was up 14.3% led by record ADV in retail money markets and continued client adoption of Tradeweb's electronic trading solutions.

Market Data – Revenues of $22.3 million in the fourth quarter of 2022 increased 3.0% compared to prior year period (increased 5.0% on a constant currency basis). The increase was derived primarily from increased third party market data fees and Refinitiv market data fees.

Other – Revenues of $5.7 million in the fourth quarter of 2022 decreased 1.4% compared to prior year period (decreased 1.3% on a constant currency basis).

Operating Expenses – Operating expenses of $201.5 million in the fourth quarter of 2022 increased 8.5% compared to $185.7 million in the prior year period due to: higher general and administrative expenses primarily driven by unrealized losses on foreign forward contracts and increased travel and entertainment expense following the easing of restrictions relating to the pandemic and higher professional fees primarily due to an increase in legal costs.

Adjusted Expenses of $151.6 million remained relatively flat, with an increase of only 2.0% (increased 6.3% on a constant currency basis) compared to the prior year period. Please see "Non-GAAP Financial Measures" below for additional information.
DISCUSSION OF RESULTS: FULL-YEAR 2022
Tradeweb recorded its 23rd consecutive year of record revenues for the year ended December 31, 2022, as total revenue increased 10.4% (increased 14.0% on a constant currency basis) to $1.2 billion compared to full year 2021. Revenue was driven by average daily trading volume of more than $1.1 trillion and record activity in each of the following: share of TRACE in fully electronic U.S. High Grade and U.S. High Yield credit; global portfolio trading; U.S. credit Tradeweb AllTrade; U.S. credit RFQ; emerging markets interest rate swaps and global institutional ETFs. Net income increased 31.7% to $359.6 million for the year ended December 31, 2022, compared to $273.1 million in 2021. Adjusted EBITDA margin increased to 51.9% for the year ended December 31, 2022 compared to 50.8% in 2021, representing an increase of 111 bps (113 bps on a constant currency basis). Diluted EPS increased 35.8% to $1.48 for the year ended December 31, 2022. Adjusted Diluted EPS increased 16.6% to $1.90 for the year ended December 31, 2022.
RECENT HIGHLIGHTS
•On January 1, 2023 Billy Hult became CEO of Tradeweb and Thomas Pluta became the company’s President. Lee Olesky retired as Tradeweb's CEO on December 31, 2022 and continues to serve as non-executive Chairman of the Board
•Announced $300 million share repurchase program
•Announced partnership with BlackRock with the goal to seamlessly integrate Tradeweb’s credit trading solutions and data into BlackRock’s Aladdin order execution management system
•Facilitated the first non-deliverable interest rate swap trade in Taiwan Dollar (TWD) on the Tradeweb platform
•Recognized in numerous awards celebrating our company, as well as our outstanding and diverse talent, including: Asia Capital Markets Awards, Multi-Asset Trading System of the Year (Global Investor Group); Asia Capital Markets Awards, Fixed Income Trading System of the Year (Global Investor Group); RegTech Insight Awards APAC, Best Transaction Cost Analysis Solution for Best Execution (A-Team Group); U.S. Women in Finance Awards, Excellence in Trading Platforms - Celeste Feehan (Markets Media); U.S. Women in Finance Awards, Excellence in Compliance - Devi Shanmugham (Markets Media); Notable Women on Wall Street - Erica Barrett (Crain's New York Business); 100 Most Influential Women in Finance - Zara Burrell (Financial News); European Women in Finance Awards, Rising Star - Oxana Young (Markets Media); European Women in Finance Awards, Excellence in Innovation - Serene Murphy (Markets Media)

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CAPITAL MANAGEMENT
•$1.3 billion in cash and cash equivalents and an undrawn $500 million credit facility at December 31, 2022
•Cash capital expenditures and capitalized software development in the fourth quarter 2022 of $14.7 million and $60.1 million in full-year 2022
•Free cash flow for the year ended December 31, 2022 of $572.7 million, up 8.7% compared to prior year period. See “Non-GAAP Financial Measures” for additional information
•In December 2022, Tradeweb announced a new $300 million share repurchase program after completing its prior $150 million share repurchase program announced in February 2021. During the fourth quarter of 2022, under both programs, Tradeweb purchased a total of 554,372 shares of Class A common stock, at an average price of $61.33, for purchases totaling $34.0 million. For full year 2022, under both programs, Tradeweb purchased a total of 1,347,067 shares of Class A common stock, at an average price of $73.73, for purchases totaling $99.3 million. As of December 31, 2022, a total of $275.0 million remained available for repurchase pursuant to the current share repurchase program
•$1.4 million in shares of Class A common stock were withheld in the fourth quarter of 2022 and $101.7 million in shares of Class A common stock were withheld in the full-year 2022 to satisfy tax obligations related to the exercise of stock options and vesting of restricted stock units and performance-based restricted stock units
•The Board of Directors declared a quarterly cash dividend of $0.09 per share of Class A common stock and Class B common stock, a 12.5% per share increase from prior year. The dividend will be payable on March 15, 2023 to stockholders of record as of March 1, 2023
OTHER MATTERS
Full-Year 2023 Guidance*
•Adjusted Expenses: $669 - 714 million
•Acquisition and Refinitiv Transaction related depreciation and amortization expense: $127 million
•Assumed non-GAAP tax rate: ~24 - 25%
•Cash costs of capital expenditures and capitalized software development: $56 - 62 million

*GAAP operating expenses and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement of foreign currency rates.
CONFERENCE CALL
Tradeweb Markets will hold a conference call to discuss fourth quarter and full-year 2022 results starting at 9:30 AM EST today, February 2, 2023. A live, audio webcast of the conference call along with related materials will be available at http://investors.tradeweb.com. Alternatively, interested parties can access the call by registering at https://register.vevent.com/register/BI5b85a9d5b4f84eb4a6850a9743361194. Once registered, the participant will receive an email confirmation with the dial-in information and a personalized PIN to access the conference call. Only one person can use this PIN at a time. If you need additional PINs please register multiple times.
After the conference call, an archived recording will be available at http://investors.tradeweb.com.
ABOUT TRADEWEB MARKETS
Tradeweb Markets Inc. (Nasdaq: TW) is a leading, global operator of electronic marketplaces for rates, credit, equities and money markets. Founded in 1996, Tradeweb provides access to markets, data and analytics, electronic trading, straight-through-processing and reporting for more than 40 products to clients in the institutional, wholesale and retail markets. Advanced technologies developed by Tradeweb enhance price discovery, order execution and trade workflows while allowing for greater scale and helping to reduce risks in client trading operations. Tradeweb serves approximately 2,500 clients in more than 65 countries. On average, Tradeweb facilitated more than $1.1 trillion in notional value traded per day over the past four fiscal quarters. For more information, please go to www.tradeweb.com.
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TRADEWEB MARKETS INC.
INCOME STATEMENT
Dollars in Thousands, Except Per Share Data

	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Transaction fees and commissions	$232,780	$216,841	$950,269	$846,354
Subscription fees	41,585	41,307	165,922	158,448
Refinitiv market data fees	16,367	16,116	62,721	61,161
Other	2,310	2,619	9,869	10,484
Total revenue	293,042	276,883	1,188,781	1,076,447

Expenses
Employee compensation and benefits	101,820	107,153	432,421	407,260
Depreciation and amortization	44,881	43,652	178,879	171,308
Technology and communications	17,231	13,941	65,857	56,189
General and administrative	21,755	10,344	46,561	32,153
Professional fees	11,932	7,188	37,764	36,181
Occupancy	3,869	3,424	14,726	14,528
Total expenses	201,488	185,702	776,208	717,619
Operating income	91,554	91,181	412,573	358,828
Tax receivable agreement liability adjustment	13,653	12,745	13,653	12,745
Net interest income (expense)	8,400	(411)	11,907	(1,590)
Income (loss) from investments	(1,000)	—	(1,000)	—
Income before taxes	112,607	103,515	437,133	369,983
Provision for income taxes	(13,605)	(43,510)	(77,520)	(96,875)
Net income	99,002	60,005	359,613	273,108
Less: Net income attributable to non-controlling interests	10,056	11,115	50,275	46,280
Net income attributable to Tradeweb Markets Inc.	$88,946	$48,890	$309,338	$226,828

Earnings per share attributable to Tradeweb Markets Inc. Class A and B common stockholders:
Basic	$0.43	$0.24	$1.50	$1.13
Diluted	$0.42	$0.23	$1.48	$1.09
Weighted average shares outstanding:
Basic	207,978,371	202,576,021	205,576,637	201,419,081
Diluted	210,329,656	208,282,322	208,400,040	207,254,840
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TRADEWEB MARKETS INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)
Dollars in Thousands, Except per Share Data

Reconciliation of Net Income to Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EBIT and Adjusted EBIT Margin	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(dollars in thousands)
Net income	$99,002	$60,005	$359,613	$273,108
Merger and acquisition transaction and integration costs (1)	1,029	(113)	1,069	5,073
Net interest (income) expense	(8,400)	411	(11,907)	1,590
Depreciation and amortization	44,881	43,652	178,879	171,308
Stock-based compensation expense (2)	6,570	5,328	20,409	16,509
Provision for income taxes	13,605	43,510	77,520	96,875
Foreign exchange (gains) / losses (3)	10,715	40	4,409	(4,702)
Tax receivable agreement liability adjustment (4)	(13,653)	(12,745)	(13,653)	(12,745)
(Income) loss from investments	1,000	—	1,000	—
Adjusted EBITDA	$154,749	$140,088	$617,339	$547,016
Less: Depreciation and amortization	(44,881)	(43,652)	(178,879)	(171,308)
Add: D&A related to acquisitions and the Refinitiv Transaction (5)	31,571	31,781	126,659	124,580
Adjusted EBIT	$141,439	$128,217	$565,119	$500,288
Net income margin (6)	33.8%	21.7%	30.3%	25.4%
Adjusted EBITDA margin (6)	52.8%	50.6%	51.9%	50.8%
Adjusted EBIT margin (6)	48.3%	46.3%	47.5%	46.5%

(1)
Represents incremental direct costs associated with the acquisition and integration of completed and potential mergers and acquisitions. These costs generally include legal, consulting, advisory, due diligence, severance and other third party costs incurred that directly relate to the acquisition transaction or its integration.

(2)
Represents non-cash stock-based compensation expense associated with the Special Option Award and post-IPO options awarded in 2019 and payroll taxes associated with the exercise of such options. During the quarters ended December 31, 2022 and 2021 and the years ended December 31, 2022 and 2021, this adjustment also includes $5.6 million, $1.3 million, $15.0 million and $1.7 million, respectively, of non-cash accelerated stock-based compensation expense and related payroll taxes associated with our retired CEO and former CFO.

(3)	Represents unrealized gain or loss recognized on foreign currency forward contracts and foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.
(4)	Represents income recognized during the applicable period due to changes in the tax receivable agreement liability recorded in the consolidated statement of financial condition as a result of changes in the mix of earnings, tax legislation and tax rates in various jurisdictions which impacted our tax savings.
(5)
Represents intangible asset and acquired software amortization resulting from the NFI Acquisition and intangible asset amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the application of pushdown accounting to the Refinitiv Transaction (where all assets were marked to fair value as of the closing date of the Refinitiv Transaction).

(6)	Net income margin, Adjusted EBITDA margin and Adjusted EBIT margin are defined as net income, Adjusted EBITDA and Adjusted EBIT, respectively, divided by revenue for the applicable period.

Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted EPS	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(in thousands, except per share amounts)
Earnings per diluted share	$0.42	$0.23	$1.48	$1.09

Net income attributable to Tradeweb Markets Inc.	$88,946	$48,890	$309,338	$226,828
Net income attributable to non-controlling interests (1)	10,056	11,115	50,275	46,280
Net income	99,002	60,005	359,613	273,108
Provision for income taxes	13,605	43,510	77,520	96,875
Merger and acquisition transaction and integration costs (2)	1,029	(113)	1,069	5,073
D&A related to acquisitions and the Refinitiv Transaction (3)	31,571	31,781	126,659	124,580
Stock-based compensation expense (4)	6,570	5,328	20,409	16,509
Foreign exchange (gains) / losses (5)	10,715	40	4,409	(4,702)
Tax receivable agreement liability adjustment (6)	(13,653)	(12,745)	(13,653)	(12,745)
(Income) loss from investments	1,000	—	1,000	—
Adjusted Net Income before income taxes	149,839	127,806	577,026	498,698
Adjusted income taxes (7)	(32,964)	(28,117)	(126,946)	(109,713)
Adjusted Net Income	$116,875	$99,689	$450,080	$388,985
Adjusted Diluted EPS (8)	$0.49	$0.42	$1.90	$1.63
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(1)
Represents the reallocation of net income attributable to non-controlling interests from the assumed exchange of all outstanding LLC Interests held by non-controlling interests for shares of Class A or Class B common stock.

(2)
Represents incremental direct costs associated with the acquisition and integration of completed and potential mergers and acquisitions. These costs generally include legal, consulting, advisory, due diligence, severance and other third party costs incurred that directly relate to the acquisition transaction or its integration.

(3)
Represents intangible asset and acquired software amortization resulting from the NFI Acquisition and intangible asset amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the application of pushdown accounting to the Refinitiv Transaction (where all assets were marked to fair value as of the closing date of the Refinitiv Transaction).

(4)
Represents non-cash stock-based compensation expense associated with the Special Option Award and post-IPO options awarded in 2019 and payroll taxes associated with the exercise of such options. During the quarters ended December 31, 2022 and 2021 and the years ended December 31, 2022 and 2021, this adjustment also includes $5.6 million, $1.3 million, $15.0 million and $1.7 million, respectively, of non-cash accelerated stock-based compensation expense and related payroll taxes associated with our retired CEO and former CFO.

(5)	Represents unrealized gain or loss recognized on foreign currency forward contracts and foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.
(6)	Represents income recognized during the applicable period due to changes in the tax receivable agreement liability recorded in the consolidated statement of financial condition as a result of changes in the mix of earnings, tax legislation and tax rates in various jurisdictions which impacted our tax savings.
(7)	Represents corporate income taxes at an assumed effective tax rate of 22% applied to Adjusted Net Income before income taxes for each of the quarters and years ended December 31, 2022 and 2021.
(8)
For a summary of the calculation of Adjusted Diluted EPS, see “Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding and Adjusted Diluted EPS” below.

The following table summarizes the calculation of Adjusted Diluted EPS for the periods presented:

Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding and Adjusted Diluted EPS	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Diluted weighted average shares of Class A and Class B common stock outstanding	210,329,656	208,282,322	208,400,040	207,254,840
Weighted average of other participating securities (1)	382,800	—	193,441	—
Assumed exchange of LLC Interests for shares of Class A or Class B common stock (2)	26,347,881	30,529,403	28,830,686	30,699,577
Adjusted diluted weighted average shares outstanding	237,060,337	238,811,725	237,424,167	237,954,417
Adjusted Net Income (in thousands)	$116,875	$99,689	$450,080	$388,985
Adjusted Diluted EPS	$0.49	$0.42	$1.90	$1.63

(1)	Represents weighted average unvested restricted stock units and unsettled vested performance-based restricted stock units issued to certain retired executives that are entitled to non-forfeitable dividend equivalent rights and are considered participating securities prior to being issued and outstanding shares of common stock in accordance with the two-class method used for purposes of calculating earnings per share.
(2)	Assumes the full exchange of the weighted average of all outstanding LLC Interests held by non-controlling interests for shares of Class A or Class B common stock, resulting in the elimination of the non-controlling interests and recognition of the net income attributable to non-controlling interests.

Reconciliation of Operating Expenses to Adjusted Expenses	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(in thousands)
Operating expenses	$201,488	$185,702	$776,208	$717,619
Merger and acquisition transaction and integration costs (1)	(1,029)	113	(1,069)	(5,073)
D&A related to acquisitions and the Refinitiv Transaction (2)	(31,571)	(31,781)	(126,659)	(124,580)
Stock-based compensation expense (3)	(6,570)	(5,328)	(20,409)	(16,509)
Foreign exchange gains / (losses) (4)	(10,715)	(40)	(4,409)	4,702
Adjusted Expenses	$151,603	$148,666	$623,662	$576,159

(1)	Represents incremental direct costs associated with the acquisition and integration of completed and potential mergers and acquisitions. These costs generally include legal, consulting, advisory, due diligence, severance and other third party costs incurred that directly relate to the acquisition transaction or its integration.
(2)
Represents intangible asset and acquired software amortization resulting from the NFI Acquisition and intangible asset amortization and increased tangible asset and capitalized software depreciation and amortization resulting from the application of pushdown accounting to the Refinitiv Transaction (where all assets were marked to fair value as of the closing date of the Refinitiv Transaction).

(3)
Represents non-cash stock-based compensation expense associated with the Special Option Award and post-IPO options awarded in 2019 and payroll taxes associated with the exercise of such options. During the quarters ended December 31, 2022 and 2021 and the years ended December 31, 2022 and 2021, this adjustment also includes $5.6 million, $1.3 million, $15.0 million and $1.7 million, respectively, of non-cash accelerated stock-based compensation expense and related payroll taxes associated with our retired CEO and former CFO.

(4)	Represents unrealized gain or loss recognized on foreign currency forward contracts and foreign exchange gain or loss from the revaluation of cash denominated in a different currency than the entity’s functional currency.

	Year Ended December 31,
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow	2022	2021

	(in thousands)
Cash flow from operating activities	$632,822	$578,021
Less: Capitalization of software development costs	(36,882)	(34,470)
Less: Purchases of furniture, equipment and leasehold improvements	(23,214)	(16,878)
Free Cash Flow	$572,726	$526,673
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TRADEWEB MARKETS INC.
BASIC AND DILUTED EPS CALCULATIONS (UNAUDITED)
Dollars in Thousands, Except per Share Data

The following table summarizes the basic and diluted earnings per share calculations for Tradeweb Markets Inc.:

EPS: Net income attributable to Tradeweb Markets Inc.	Quarter Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

	(in thousands, except share and per share amounts)
Numerator:
Net income attributable to Tradeweb Markets Inc.	$88,946	$48,890	$309,338	$226,828
Less: Distributed and undistributed earnings allocated to unvested RSUs and unsettled vested PRSUs (1)	(163)	—	(244)	—
Net income attributable to outstanding shares of Class A and Class B common stock - Basic and Diluted	$88,783	$48,890	$309,094	$226,828

Denominator:
Weighted average shares of Class A and Class B common stock outstanding - Basic	207,978,371	202,576,021	205,576,637	201,419,081
Dilutive effect of PRSUs	694,635	2,270,263	770,726	2,067,558
Dilutive effect of options	1,420,913	3,064,477	1,810,956	3,473,549
Dilutive effect of RSUs	235,737	371,561	241,721	294,652
Weighted average shares of Class A and Class B common stock outstanding - Diluted	210,329,656	208,282,322	208,400,040	207,254,840

Earnings per share - Basic	$0.43	$0.24	$1.50	$1.13
Earnings per share - Diluted	$0.42	$0.23	$1.48	$1.09

(1)
During the quarter and year ended December 31, 2022, there was a total of 382,800 and 193,441, respectively, weighted average unvested RSUs and unsettled vested PRSUs that were considered a participating security for purposes of calculating earnings per share in accordance with the two-class method. There were none during the quarter and year ended December 31, 2021.

TRADEWEB MARKETS INC.
REVENUES BY ASSET CLASS (UNAUDITED)

	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	December 31, 2022		December 31, 2021		December 31, 2022		December 31, 2021
Revenues	Variable	Fixed	Variable	Fixed	Variable	Fixed	Variable	Fixed

	(dollars in thousands)
Rates	$90,384	$54,930	$88,090	$58,438	$383,780	$221,626	$338,395	$224,483
Credit	76,891	6,502	66,915	6,699	305,760	26,043	266,367	26,070
Equities	20,825	2,178	15,752	2,609	84,354	9,120	60,579	10,497
Money Markets	8,867	4,432	6,731	4,184	32,306	17,652	27,884	16,410
Market Data	—	22,295	—	21,648	—	85,913	—	82,142
Other	—	5,738	—	5,817	—	22,227	—	23,620
Total revenue	$196,967	$96,075	$177,488	$99,395	$806,200	$382,581	$693,225	$383,222

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TRADEWEB MARKETS INC.
AVERAGE VARIABLE FEES PER MILLION DOLLARS OF VOLUME (UNAUDITED)

	Quarter Ended December 31,		YoY
	2022	2021	% Change
Rates	$2.33	$1.93	20.8%
Rates Cash	$2.42	$1.98	22.6%
Rates Derivatives	$2.24	$1.89	18.6%
Rates Derivatives (greater than 1 year)	$3.31	$3.49	(5.2)%
Other Rates Derivatives (1)	$0.28	$0.14	103.1%

Credit	$57.95	$57.02	1.6%
Cash Credit (2)	$158.39	$149.49	6.0%
Credit Derivatives and U.S. Cash “EP”	$7.44	$8.08	(7.8)%

Equities	$19.18	$15.40	24.6%
Equities Cash	$29.60	$23.84	24.1%
Equities Derivatives	$6.09	$5.62	8.4%

Money Markets	$0.36	$0.31	17.3%

Total Fees per Million	$3.00	$2.55	17.7%
Total Fees per Million excluding Other Rates Derivatives (3)	$3.31	$3.02	9.5%

(1)	Includes Swaps/Swaptions with tenor less than 1 year and Rates Futures.
(2)	The “Cash Credit” category represents the “Credit” asset class excluding (1) Credit Derivatives and (2) U.S. High Grade and High Yield electronically processed (“EP”) activity.
(3)	Included to contextualize the impact of short-tenored Swaps/Swaptions and Rates Futures on totals for all periods presented.
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TRADEWEB MARKETS INC.
AVERAGE DAILY VOLUME (UNAUDITED)

		2022 Q4		2021 Q4		YoY
Asset Class	Product	ADV (USD mm)	Volume (USD mm)	ADV (USD mm)	Volume (USD mm)	ADV
Rates	Cash	$318,193	$19,481,076	$345,509	$21,489,319	(7.91)%
	U.S. Government Bonds	126,182	7,697,129	135,018	8,371,141	(6.54)%
	European Government Bonds	33,305	2,098,194	30,999	1,983,966	7.44%
	Mortgages	153,847	9,384,660	175,504	10,881,259	(12.34)%
	Other Government Bonds	4,859	301,093	3,987	252,953	21.88%
	Derivatives	311,015	19,271,261	383,514	24,138,900	(18.90)%
	Swaps/Swaptions ≥ 1Y	201,759	12,504,981	200,495	12,639,759	0.63%
	Swaps/Swaptions < 1Y	107,597	6,665,075	182,152	11,445,372	(40.93)%
	Futures	1,659	101,206	867	53,769	91.27%
	Total	629,208	38,752,337	729,023	45,628,219	(13.69)%
Credit	Cash	10,120	619,806	8,839	550,188	14.50%
	U.S. High Grade - Fully Electronic	3,633	221,587	2,833	175,623	28.24%
	U.S. High Grade - Electronically Processed	2,595	158,294	2,017	125,052	28.66%
	U.S. High Yield - Fully Electronic	582	35,484	664	41,169	(12.40)%
	U.S. High Yield - Electronically Processed	288	17,543	313	19,412	(8.14)%
	European Credit	1,591	100,203	1,597	102,180	(0.38)%
	Municipal Bonds	458	27,962	183	11,374	149.86%
	Chinese Bonds	863	51,781	1,141	69,587	(24.35)%
	Other Credit Bonds	111	6,952	91	5,790	21.87%
	Derivatives	11,443	706,958	9,886	623,015	15.75%
	Swaps	11,443	706,958	9,886	623,015	15.75%
	Total	21,563	1,326,763	18,725	1,173,202	15.16%
Equities	Cash	9,595	604,515	8,579	549,052	11.85%
	U.S. ETFs	7,314	460,797	6,136	392,680	19.21%
	European ETFs	2,281	143,718	2,443	156,373	(6.63)%
	Derivatives	7,637	481,142	7,407	474,029	3.11%
	Convertibles/Swaps/Options	4,377	275,737	3,455	221,114	26.68%
	Futures	3,260	205,405	3,952	252,915	(17.50)%
	Total	17,233	1,085,656	15,986	1,023,081	7.80%
Money Markets	Cash	400,884	24,585,919	350,803	21,888,973	14.28%
	Repurchase Agreements (Repo)	383,070	23,498,024	336,820	21,021,413	13.73%
	Other Money Markets	17,813	1,087,895	13,984	867,560	27.39%
	Total	400,884	24,585,919	350,803	21,888,973	14.28%

		ADV (USD mm)	Volume (USD mm)	ADV (USD mm)	Volume (USD mm)	YoY
	Total	$1,068,888	$65,750,676	$1,114,537	$69,713,476	(4.10)%

To access historical traded volumes, go to https://www.tradeweb.com/newsroom/monthly-activity-reports/.
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FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of the federal securities laws. Statements related to, among other things, our guidance, including full-year 2023 guidance, and future performance, the industry and markets in which we operate, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions and future events are forward-looking statements.
We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed under the heading “Risk Factors” in documents of Tradeweb Markets Inc. on file with or furnished to the SEC, may cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition or liquidity, and the development of the industry and markets in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition, or liquidity, and events in the industry and markets in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods. Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.
BASIS OF PRESENTATION
Tradeweb Markets Inc. (unless the context otherwise requires, together with its subsidiaries, referred to as “we,” “our,” “Tradeweb,” “Tradeweb Markets” or the “Company”) closed its IPO on April 8, 2019. As a result of certain reorganization transactions (the “Reorganization Transactions”) completed in connection with the IPO, on April 4, 2019, Tradeweb Markets Inc. became a holding company whose only material assets consist of its equity interest in Tradeweb Markets LLC (“TWM LLC”) and related deferred tax assets. As the sole manager of TWM LLC, Tradeweb Markets Inc. operates and controls all of the business and affairs of TWM LLC and, through TWM LLC and its subsidiaries, conducts its business. As a result of this control, and because Tradeweb Markets Inc. has a substantial financial interest in TWM LLC, Tradeweb Markets Inc. consolidates the financial results of TWM LLC and its subsidiaries.

Numerical figures included in this release have been subject to rounding adjustments and as a result totals may not be the arithmetic aggregation of the amounts that precede them and figures expressed as percentages may not total 100%.

Please refer to the Company's previously filed Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for capitalized terms not otherwise defined herein.

MARKET AND INDUSTRY DATA
This presentation includes estimates regarding market and industry data that we prepared based on our management’s knowledge and experience in the markets in which we operate, together with information obtained from various sources, including publicly available information, industry reports and publications, surveys, our clients, trade and business organizations and other contacts in the markets in which we operate. In presenting this information, we have made certain assumptions that we believe to be reasonable based on such data and other similar sources and on our knowledge of, and our experience to date in, the markets in which we operate. While such information is believed to be reliable for the purposes used herein, no representations are made as to the accuracy or completeness thereof and we take no responsibility for such information.
TRADEWEB SOCIAL MEDIA
Investors and others should note that Tradeweb Markets announces material financial and operational information using its investor relations website, press releases, SEC filings and public conference calls and webcasts. Information about Tradeweb Markets, its business and its results of operations may also be announced by posts on the Company’s accounts on the following social media channels: Instagram, LinkedIn and Twitter. The information that we post through these social media channels may be deemed material. As a result, we encourage investors, the media, and others interested in Tradeweb Markets to monitor these social media channels in addition to following our investor relations website, press releases, SEC filings and public conference calls and webcasts. These social media channels may be updated from time to time on our investor relations website.
NON-GAAP FINANCIAL MEASURES
This release contains “non-GAAP financial measures,” including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Expenses, Free Cash Flow, Adjusted Expenses and constant currency growth, which are supplemental financial measures that are not calculated or presented in accordance with GAAP. We make use of non-GAAP financial measures in evaluating our past results and future prospects. We present these non-GAAP financial measures because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

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Management and our board of directors use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT and Adjusted EBIT margin to assess our financial performance and believe they are helpful in highlighting trends in our core operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Further, our executive incentive compensation is based in part on components of Adjusted EBITDA.

We use Adjusted Net Income and Adjusted Diluted EPS as supplemental metrics to evaluate our business performance in a way that also considers our ability to generate profit without the impact of certain items. Each of the normal recurring adjustments and other adjustments included in Adjusted Net Income and Adjusted Diluted EPS help to provide management with a measure of our operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.

We use Adjusted Expenses as a supplemental metric to evaluate our underlying operating performance over time by removing items that are not related to day-to-day operations or are non-cash expenses.

We use Free Cash Flow to assess our liquidity in a way that considers the amount of cash generated from our core operations after non-acquisition related expenditures for capitalized software development costs and furniture, equipment and leasehold improvements.

We present certain growth information on a “constant currency” basis. Since our consolidated financial statements are presented in U.S. dollars, we must translate non-U.S. dollar revenues and expenses into U.S. dollars. Constant currency growth, which is a non-GAAP financial measure, is defined as growth excluding the effects of foreign currency fluctuations. Constant currency information is calculated by translating the current period and prior period’s results using the annual average exchange rates for the prior period. We use constant currency growth as a supplemental metric to evaluate our underlying performance between periods by removing the impact of foreign currency fluctuations. We present certain constant currency growth information because we believe it provides investors and analysts a useful comparison of our results and trends between periods. This information should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

See the attached schedules for reconciliations of the non-GAAP financial measures contained in this release to their most comparable GAAP financial measure. Non-GAAP financial measures have limitations as analytical tools, and you should not consider these non-GAAP financial measures in isolation or as alternatives to net income attributable to Tradeweb Markets Inc., net income, net income margin, earnings per share, operating income, operating expenses or cash flow from operating activities or any other financial measure derived in accordance with GAAP. You are encouraged to evaluate each adjustment included in the reconciliations. In addition, in evaluating Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBIT, Adjusted EBIT margin, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Expenses and Free Cash Flow, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of these non-GAAP financial measures.

Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, the non-GAAP financial measures contained in this release may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

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